EXHIBIT 99.1

Univest Corporation Declares Third Quarter Dividend

SOUDERTON, Pa., Aug. 17, 2007 (PRIME NEWSWIRE) -- Univest Corporation of Pennsylvania (listed on (Nasdaq:UVSP)), parent company of Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., today declared a $.20 per share quarterly cash dividend to be paid on October 1, 2007 to shareholders of record as of September 6, 2007.

Including the dividend paid on October 1, 2007, shareholders will receive a total per share payout of $0.80 in 2007, compared to $0.77 in 2006. This is an increase of 3.9% year-over-year.

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties. Univest National Bank and Trust Co. offers customers 33 financial service centers, 12 retirement financial services centers, and 39 ATM locations throughout the region, and is the parent company of Vanguard Leasing, Inc., a small ticket commercial leasing business. Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa. serves commercial and personal customers, and has two divisions in Chester County -- Donald K. Martin & Co. and B.G. Balmer & Co. Univest Investments, Inc., a full-service broker-dealer and investment advisory firm, offers a wide range of investment products and services.

For more information on Univest Corporation, please visit www.univest.net.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

CONTACT:  Univest Corporation of Pennsylvania
          Kim Detwiler, Vice President and Director of Corporate
           Communications
          215-721-8396
          detwilerk@univest.net